CONTACTS

From: Anthony J. DeFazio	For: Michael Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires
Four Retail Condominiums in Tribeca, Manhattan

New York, NY, November 9, 2011 – American Realty Capital New York Recovery REIT, Inc., (the “Company”) announced today that it has acquired a fee-simple interest in a portfolio of four retail condominiums located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York, for a purchase price, excluding acquisition costs, of approximately $9.86 million.

The portfolio consists of four retail condominiums situated on Washington Street at its intersection with Laight Street and contains a total of approximately 24,000 square feet, including approximately 15,000 square feet in a parking garage and approximately 1,750 square feet in basement storage space. The portfolio is 100% leased. The four leases have maturities ranging from 2015 to 2030.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City. The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.